Emergency Filtration Products Names Philip Dascher as CEO

Henderson, Nevada… January 29, 2007…Emergency Filtration Products, Inc. (EFP) (OTCBB: EMFP) today announced that it had named Philip Dascher as its Chief Executive Officer. Douglas K. Beplate will remain President and a director of the Company.  Mr. Beplate will continue to direct the company’s efforts to obtain FDA approval for its NanoMask products, as well to continue to head EFP’s product development.

Mr. Dascher is an entrepreneur who founded and built five successful companies in his business career.  In 1972, Mr. Dascher founded three apparel companies.  Cumulative sales volume exceeded $80 million that was generated by sales to national retailers, department stores and specialty store chains throughout the United States and Europe.  Mr. Dascher sold his interest in these companies in 1979.

In 1985, after having left the industry for a number of years, Mr. Dascher founded two apparel companies, Pelle Leather Ltd. and General Clothing Co., Ltd., with offices in New York, Dallas and Milan.  Sales volume reached $48 million, selling to national retailers, department stores and specialty store chains in the United States and Italy.  Mr. Dascher divested himself of his interests in these companies in 1996, and has been managing his private investment portfolio and working on a variety of consulting assignments since.

“I am pleased that Philip Dascher has joined EFP,” said Douglas K. Beplate, President, EFP.  “Phil’s successful track record as a founder, builder and manager of companies operating in many different countries and in a highly competitive industry is precisely what we need at EFP at this point in our development.”  Mr. Beplate went on to add, “Besides managing the company on a day-to-day basis, Phil will upgrade the company’s systems and controls, as well as implement an effective sales and marketing program designed to create profitable revenue growth.”

“I am delighted to have this opportunity to work with EFP and look forward to building the company with substantial market share in a wide array of filtration products,” said Philip Dascher, CEO, EFP.  “The first order of business will be to finalize FDA approval for our NanoMask products, a necessary prerequisite that I believe will differentiate us from our competitors.”  Mr. Dascher also said, “As we work through the FDA application process, we will institute the management systems and controls necessary to position this company to gain significant market share for all its filtration products in governmental, institutional, retail and consumer markets.”

About the NanoMask®

EFP's nanoparticle-enhanced environmental mask, the NanoMask® relies on the company's core 2H Technology(TM) filtration system, which utilizes a combination of hydrophobic and hydrophilic filters able to capture, isolate and or eradicate bacterial and viral microorganisms with efficiencies of 99.999%.

About Emergency Filtration Products, Inc.:

EFP is an air filtration products manufacturer whose patented 2H Technology(TM) (http://emergencyfiltration.com/Technology/2HTechnology.htm) filter system has produced filtration efficiencies of 'greater than 99.99%' at a particulate size of 0.027 microns. EFP's initial products were developed for the medical market: the Vapor Isolation Valve(TM) (http://emergencyfiltration.com/Products/VIV.htm) and RespAide® (http://emergencyfiltration.com/Products/RespAide.htm) CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each has received FDA approval. The Company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask®, (http://emergencyfiltration.com/Products/NanoMask.htm) a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat®, (http://emergencyfiltration.com/Products/Superstat.htm) a modified hemostatic collagen, to the U.S. Military for surgery and extreme wound care.

Safe Harbor Statement

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future results of the company could differ significantly from such forward-looking statements. Specifically, approval from the FDA, if attained, may not translate into significant sales of EFP's products. Sales may be dependent on the success of future marketing campaigns, and both the perceived need for EFP's products and the competitive performance of such products in the marketplace.

Contact:

PAN Consultants Ltd.

Investor Relations

Philippe Niemetz,

800-477-7570, or 212-344-6464

Fax: 212-509-2755

p.niemetz@panconsultants.com